Exhibit 10(b)




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-25289 of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated February 19, 2003 on the financial statements of Variable Annuity-1 Series Account and our report dated January 27, 2003 on the financial statements of First Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Experts" in the Prospectus and under the heading "Experts" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP

Denver, Colorado
April 25, 2003